Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2020 Financial Results

Lake Forest, CA. March 8, 2021 – Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal fourth quarter and fiscal year 2020 financial results for the 16-week and 52-week periods ending December 29, 2020 and provided a business update.

Management Commentary

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “We delivered a solid fourth quarter performance in terms of comparable restaurant sales growth, restaurant contribution margin and adjusted EBITDA performance. Our great food, great value, and great experiences drove overall satisfaction scores to record levels, while the success of our Crispy Chicken menu and seasonal Tamale promotion enabled us to grow system-wide comparable restaurant sales while navigating through the clear headwinds affecting our industry. The hard work of our restaurant teams and support center staff helped us manage our margins and profitability despite the many challenges presented by the ongoing pandemic. In doing so, during the second half of 2020 we demonstrated not only the resilience of our business, but also accelerated performance which sets us up for success in 2021.”

Cappasola continued, “Both company-operated and franchise restaurants continue to generate positive comparable restaurant sales to date in the first quarter and have demonstrated sequential improvement compared to the fourth quarter last year. We further expect accelerated performance for the remainder of the first quarter and through the second quarter as we lap the initial COVID-19 impact. In addition, we believe our five drivers of acceleration, coupled with ongoing margin management strategies, will help drive our results in the second half of the year and facilitate modest restaurant contribution margin expansion on an annual basis.”

Fiscal Fourth Quarter 2020 Highlights

•System-wide comparable restaurant sales increased 3.8%;
◦Company-operated comparable restaurant sales increased 0.6%;
◦Franchised comparable restaurant sales increased 7.5%;
•Total revenue of $156.7 million, representing a 0.2% decline from the fiscal fourth quarter 2019;
•Company-operated restaurant sales of $141.7 million, representing a 2.2% decline from the fiscal fourth quarter 2019 primarily due to fewer company-operated restaurants open during 2020 compared to 2019 due to our refranchising activity;
◦Company-operated comparable restaurant sales within Los Angeles, Orange and Clark (Las Vegas) counties representing approximately half of company-operated restaurants were notably negative, while all other company-operated counties had positive comparable restaurant sales;
•Net income of $7.5 million, or $0.20 per diluted share, compared to net loss of $114.1 million, or $3.08 per diluted share, in the fiscal fourth quarter 2019;
•Adjusted net income* of $7.5 million, or $0.20 per diluted share, compared to adjusted net income* of $6.7 million, or $0.18 per diluted share, in the fiscal fourth quarter 2019;
•Restaurant contribution* margin of 17.0% compared to 17.4% in the fiscal fourth quarter 2019;
•Adjusted EBITDA* of $18.4 million compared to $20.5 million in the fiscal fourth quarter 2019; and

•Two franchise-operated restaurants opened and two franchise-operated restaurants closed.

Fiscal Year 2020 Highlights

•System-wide comparable restaurant sales decreased 0.9%;
◦Company-operated comparable restaurant sales decreased 2.9%;
◦Franchised comparable restaurant sales increased 1.4%;
•Total revenue of $491.9 million, representing a 4.1% decrease from the fiscal year 2019;
•Company-operated restaurant sales of $446.8 million, representing a 5.7% decline from the fiscal year 2019 in part due to fewer company-operated restaurants open during 2020 compared to 2019 due to our refranchising activity;
•Net loss of $89.7 million, or $2.41 per diluted share, compared to net loss of $118.3 million, or $3.20 per diluted share, in fiscal year 2019;
•Adjusted net income* of $13.5 million, or $0.36 per diluted share, compared to adjusted net income* of $17.7 million, or $0.47 per diluted share, in the fiscal year 2019;
•Restaurant contribution* margin of 16.1% compared to 17.3% in the fiscal year 2019;
•Adjusted EBITDA* of $54.6 million compared to $63.8 million in the fiscal year 2019; and
•Three company-operated and seven franchise-operated restaurants opened, two company-operated and eight franchise-operated restaurants closed, and six company-operated restaurants were sold to franchisees.

* Adjusted net income, restaurant contribution, and adjusted EBITDA are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

Review of Fiscal Fourth Quarter 2020 Financial Results

Total revenue decreased 0.2% to $156.7 million compared to $157.1 million in the fiscal fourth quarter 2019. Comparable restaurant sales increased 3.8% system-wide, increased 0.6% at company-operated restaurants, and increased 7.5% at franchised restaurants.

Net income was $7.5 million, or $0.20 per diluted share, compared to net loss of $114.1 million, or $3.08 per diluted share, last year.

Adjusted net income*, which excludes various items, was $7.5 million or $0.20 per diluted share compared to adjusted net income* of $6.7 million or $0.18 per diluted share last year.

Restaurant contribution* was $24.1 million compared to $25.2 million in the fiscal fourth quarter 2019. As a percentage of company-operated restaurant sales, restaurant contribution margin decreased 40 basis points year-over-year to 17.0%. The decrease was the result of an approximate 110 basis point decrease in food and paper costs, an approximate 20 basis point decrease in labor and related expenses, and an approximate 170 basis point increase in occupancy and other operating expenses.

Adjusted EBITDA* was $18.4 million compared to $20.5 million in the fiscal fourth quarter 2019.

Liquidity

The Company reduced its outstanding revolving credit facility borrowing by $9 million during the fiscal fourth quarter 2020 to $115 million from $124 million at the end of the fiscal third quarter 2020. At the end of fiscal year 2020 the Company’s debt, net of cash, totaled $106.7 million compared to $143.4 million at the end of fiscal year 2019, representing a reduction of approximately $36.7 million. At the end of fiscal year 2020, the Company had $117.7 million of remaining availability under its revolving credit facility.

Common Stock Repurchase Program

The Company repurchased 496,356 shares of common stock at average price of $8.49 per share for a total of $4.2 million during the fiscal fourth quarter 2020. At the end of fiscal year 2020, approximately $18.1 million remains under the $75 million repurchase authorization.

Dividend Program Initiation

The Company’s first quarterly dividend of $0.04 per share of common stock was paid on February 23, 2021 to shareholders of record at the close of business on February 2, 2021. While the Company intends to pay quarterly cash dividends for the foreseeable future, all subsequent dividend payments will be reviewed quarterly and declared by the Board of Directors at its discretion.

Restaurant Portfolio

During the fiscal fourth quarter 2020, two franchised restaurants opened and two franchised restaurants closed. Del Taco ended fiscal year 2020 with a system-wide total of 596 restaurants consisting of 295 company-operated and 301 franchised restaurants.

Fiscal Year 2021 Guidelines

Due to the continued uncertainty surrounding COVID-19 and its impact on the business, the Company is not able to provide a full outlook with respect to the 2021 fiscal year. However, the Company is able to provide the following guidelines:

•Commodity inflation of approximately 1%, excluding any adverse impacts from COVID-19 on the supply chain;
•Labor and related inflation of approximately 6%, due to California regulations including a minimum wage increase from $13 to $14 per hour that began on January 1, 2021 and a mandated minimum salary of twice the minimum wage, which impacts slightly over half of our General Managers;
•Menu price increase of approximately 4%;
•Modest restaurant contribution margin* expansion compared to the 16.1% achieved during fiscal 2020;
•General and administrative expenses, inclusive of stock-based compensation, at approximately 9.0% of total revenue;
•Effective tax rate of approximately 27%;
•Capital expenditures in the low $30 million range, including expenditures to maintain or enhance our existing restaurants, company-operated restaurant openings, our test remodel program and various discretionary technology and restaurant level investments;
•Four company-operated restaurant openings, of which one has already opened; and
•Eight franchised restaurant openings, of which one has already opened, for a dozen system-wide openings.

Conference Call and Webcast

A conference call and webcast is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13716256.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense; (gain) loss on disposal of assets and adjustments to assets held for sale, net; impairment of goodwill; impairment of trademarks; impairment of long-lived assets; restaurant closure charges, net; amortization of favorable and unfavorable lease assets and liabilities, net; pre-opening costs;

sublease income for closed restaurants; executive transition costs; and other income; as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before sublease income for closed restaurants; impairment of goodwill; impairment of trademarks; impairment of long-lived assets; restaurant closure charges, net; (gain) loss on disposal of assets and adjustments to assets held for sale, net; other income; executive transition costs; net of tax. Adjusted diluted net income per share* represents company diluted net income per share before sublease income for closed restaurants; impairment of goodwill; impairment of trademarks; impairment of long-lived assets; restaurant closure charges, net; (gain) loss on disposal of assets and adjustments to assets held for sale, net; other income; executive transition costs; and tax impact of adjustments, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ:TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, sliced avocado, freshly grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco.

Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 16 states. Del Taco’s commitment to providing guests with the best quality and value for their money originates from cooking, chopping, shredding and grilling menu items from scratch. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the impact of the COVID-19 pandemic, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations (including minimum wage regulations), food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to successfully execute our portfolio optimization strategy, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Part I. Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II., Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended September 8, 2020, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 29, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$7,912	$1,421
Accounts and other receivables, net	5,463	3,580
Inventories	2,799	3,123
Prepaid expenses and other current assets	2,078	2,289
Assets held for sale	1,495	8,411
Total current assets	19,747	18,824
Property and equipment, net	146,706	156,921
Operating lease right-of-use assets	249,071	258,278
Goodwill	108,979	192,739
Trademarks	208,400	220,300
Intangible assets, net	9,754	10,827
Other assets, net	4,652	4,568
Total assets	$747,309	$862,457
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,683	$19,652
Other accrued liabilities	45,413	34,577
Current portion of finance lease obligations and other debt	190	220
Current portion of operating lease liabilities	22,648	17,848
Total current liabilities	86,934	72,297
Long-term debt, finance lease obligations and other debt, excluding current portion, net	114,418	144,581
Operating lease liabilities, excluding current portion	251,958	257,361
Deferred income taxes	61,485	69,510
Other non-current liabilities	19,760	16,601
Total liabilities	534,555	560,350
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 36,828,237 shares issued and outstanding at December 29, 2020; 37,059,202 shares issued and outstanding at December 31, 2019	4	4
Additional paid-in capital	333,712	333,379
Accumulated other comprehensive loss	—	(52)
Accumulated deficit	(120,962)	(31,224)
Total shareholders’ equity	212,754	302,107
Total liabilities and shareholders’ equity	$747,309	$862,457

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except share and per share data)

	16 Weeks Ended		52 Weeks Ended
	December 29, 2020	December 31, 2019	December 29, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Revenue:
Company restaurant sales	$141,689	$144,849	$446,805	$473,991
Franchise revenue	6,683	5,810	20,763	19,002
Franchise advertising contributions	5,121	4,467	15,116	14,516
Franchise sublease and other income	3,228	1,970	9,199	5,442
Total revenue	156,721	157,096	491,883	512,951
Operating expenses:
Restaurant operating expenses:
Food and paper costs	37,857	40,277	120,845	130,711
Labor and related expenses	46,188	47,553	148,183	156,095
Occupancy and other operating expenses	33,567	31,855	105,666	105,376
General and administrative	13,857	12,141	43,996	43,877
Franchise advertising expenses	5,121	4,467	15,116	14,516
Depreciation and amortization	8,122	7,826	26,599	25,488
Occupancy and other - franchise subleases and other	2,995	1,605	8,083	4,463
Pre-opening costs	112	930	471	1,650
Impairment of goodwill	—	118,250	87,277	118,250
Impairment of trademarks	—	—	11,900	—
Impairment of long-lived assets	—	2,058	8,287	7,159
Restaurant closure charges, net	642	1,244	2,048	2,961
(Gain) loss on disposal of assets and adjustments to assets held for sale, net	(296)	659	401	9,448
Total operating expenses	148,165	268,865	578,872	619,994
Income (loss) from operations	8,556	(111,769)	(86,989)	(107,043)
Other expense (income), net
Interest expense	1,081	2,066	4,811	7,235
Other income	—	(161)	—	(364)
Total other expense, net	1,081	1,905	4,811	6,871
Income (loss) from operations before (benefit) provision for income taxes	7,475	(113,674)	(91,800)	(113,914)
(Benefit) provision for income taxes	(34)	459	(2,062)	4,371
Net income (loss)	7,509	(114,133)	(89,738)	(118,285)
Other comprehensive income (loss):
Change in fair value of interest rate cap, net of tax	—	(24)	—	(364)
Reclassification of interest rate cap amortization included in net income (loss), net of tax	—	58	52	132
Total other comprehensive income (loss), net	—	34	52	(232)
Comprehensive income (loss)	$7,509	$(114,099)	$(89,686)	$(118,517)
Earnings (loss) per share:
Basic	$0.20	$(3.08)	$(2.41)	$(3.20)
Diluted	$0.20	$(3.08)	$(2.41)	$(3.20)
Weighted-average shares outstanding:
Basic	37,183,215	37,059,202	37,161,921	37,018,445
Diluted	37,427,136	37,059,202	37,161,921	37,018,445

Del Taco Restaurants, Inc.
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	December 29, 2020	December 31, 2019	December 29, 2020	December 31, 2019
Net income (loss)	$7,509	$(114,133)	$(89,738)	$(118,285)
Non-GAAP adjustments:
(Benefit) provision for income taxes	(34)	459	(2,062)	4,371
Interest expense	1,081	2,066	4,811	7,235
Depreciation and amortization	8,122	7,826	26,599	25,488
EBITDA	16,678	(103,782)	(60,390)	(81,191)
Stock-based compensation expense (a)	1,747	1,692	5,652	6,293
(Gain) loss on disposal of assets and adjustments to assets held for sale, net (b)	(296)	659	401	9,448
Impairment of goodwill (c)	—	118,250	87,277	118,250
Impairment of trademarks (d)	—	—	11,900	—
Impairment of long-lived assets (e)	—	2,058	8,287	7,159
Restaurant closure charges, net (f)	642	1,244	2,048	2,961
Amortization of favorable and unfavorable lease assets and liabilities, net (g)	(112)	(50)	(297)	—
Pre-opening costs (h)	112	930	471	1,650
Sublease income for closed restaurants (i)	(330)	(317)	(1,075)	(871)
Executive transition costs (j)	—	—	287	438
Other income (k)	—	(161)	—	(364)
Adjusted EBITDA	$18,441	$20,523	$54,561	$63,773

(a)Includes non-cash, stock-based compensation.
(b)Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.
(c)Includes non-cash charges related to impairment of goodwill.
(d)Includes non-cash charges related to impairment of trademarks.
(e)Includes non-cash charges related to impairment of long-lived assets.
(f)Restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure of a restaurant.
(g)Includes amortization of favorable lease assets and unfavorable lease liabilities.
(h)Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.
(i)Includes other sublease income related to closed restaurants that have been subleased to third parties.
(j)Includes costs associated with the transition of former Company executives, such as severance expense.
(k)During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	December 29, 2020	December 31, 2019	December 29, 2020	December 31, 2019
Company restaurant sales	$141,689	$144,849	$446,805	$473,991
Restaurant operating expenses	117,612	119,685	374,694	392,182
Restaurant contribution	$24,077	$25,164	$72,111	$81,809
Restaurant contribution margin	17.0%	17.4%	16.1%	17.3%

Del Taco Restaurants, Inc.
Reconciliation of Income (Loss) from Operations to Restaurant Contribution
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	December 29, 2020	December 31, 2019	December 29, 2020	December 31, 2019
Income (loss) from operations	$8,556	$(111,769)	$(86,989)	$(107,043)
Less:
Franchise revenue	(6,683)	(5,810)	(20,763)	(19,002)
Franchise advertising contributions	(5,121)	(4,467)	(15,116)	(14,516)
Franchise sublease income and other	(3,228)	(1,970)	(9,199)	(5,442)
Plus:
General and administrative	13,857	12,141	43,996	43,877
Franchise advertising expenses	5,121	4,467	15,116	14,516
Depreciation and amortization	8,122	7,826	26,599	25,488
Occupancy and other - franchise subleases and other	2,995	1,605	8,083	4,463
Pre-opening costs	112	930	471	1,650
Impairment of goodwill	—	118,250	87,277	118,250
Impairment of trademarks	—	—	11,900	—
Impairment of long-lived assets	—	2,058	8,287	7,159
Restaurant closure charges, net	642	1,244	2,048	2,961
(Gain) loss on disposal of assets and adjustments to assets held for sale, net	(296)	659	401	9,448
Restaurant contribution	$24,077	$25,164	$72,111	$81,809
Company restaurant sales	$141,689	$144,849	$446,805	$473,991
Restaurant contribution margin	17.0%	17.4%	16.1%	17.3%

Del Taco Restaurants, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income
(Unaudited)
(In thousands, except per share data)

	16 Weeks Ended		52 Weeks Ended
	December 29, 2020	December 31, 2019	December 29, 2020	December 31, 2019
Net income (loss), as reported	$7,509	$(114,133)	$(89,738)	$(118,285)
Sublease income for closed restaurants (a)	(330)	(317)	(1,075)	(871)
Impairment of goodwill (b)	—	118,250	87,277	118,250
Impairment of trademarks (c)	—	—	11,900	—
Impairment of long-lived assets (d)	—	2,058	8,287	7,159
Restaurant closure charges, net (e)	642	1,244	2,048	2,961
(Gain) loss on disposal of assets and adjustments to assets held for sale, net (f)	(296)	659	401	9,448
Other income (g)	—	(161)	—	(364)
Executive transition costs (h)	—	—	287	438
Tax impact of adjustments (i)	(4)	(880)	(5,886)	(1,060)
Non-GAAP adjusted net income	$7,521	$6,720	$13,501	$17,676

Earnings (loss) per share (as reported):
Basic	$0.20	$(3.08)	$(2.41)	$(3.20)
Diluted	$0.20	$(3.08)	$(2.41)	$(3.20)
Weighted-average shares outstanding (as reported):
Basic	37,183,215	37,059,202	37,161,921	37,018,445
Diluted	37,427,136	37,059,202	37,161,921	37,018,445

Adjusted earnings per share:
Basic	$0.20	$0.18	$0.36	$0.48
Diluted	$0.20	$0.18	$0.36	$0.47
Shares used in computing adjusted earnings per share:
Basic	37,183,215	37,059,202	37,161,921	37,018,445
Diluted	37,427,136	37,096,723	37,267,643	37,237,125

(a)Includes other sublease income related to closed restaurants that have been subleased to third parties
(b)Includes non-cash charges related to impairment of goodwill.
(c)Includes non-cash charges related to impairment of trademarks.
(d)Includes non-cash charges related to impairment of long-lived assets.
(e)Restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure of a restaurant.
(f)Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.
(g)During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant.
(h)Includes costs associated with the transition of former Company executives, such as severance expense.
(i)Represents the income tax associated with the adjustments in (a) through (h) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	16 Weeks Ended		52 Weeks Ended
	December 29, 2020	December 31, 2019	December 29, 2020	December 31, 2019
Company-operated restaurant activity:
Beginning of period	295	312	300	322
Openings	—	7	3	10
Closures	—	(1)	(2)	(5)
Purchased from franchisee	—	—	—	4
Sold to franchisee	—	(18)	(6)	(31)
Restaurants at end of period	295	300	295	300
Franchise-operated restaurant activity:
Beginning of period	301	274	296	258
Openings	2	6	7	14
Closures	(2)	(2)	(8)	(3)
Sold to Company	—	—	—	(4)
Purchased from Company	—	18	6	31
Restaurants at end of period	301	296	301	296
Total restaurant activity:
Beginning of period	596	586	596	580
Openings	2	13	10	24
Closures	(2)	(3)	(10)	(8)
Restaurants at end of period	596	596	596	596